FOR IMMEDIATE RELEASE		EXHIBIT 99

AT THE COMPANY	FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2005 FOURTH QUARTER AND FULL YEAR

MURRYSVILLE, PA, July 27, 2005—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months and fiscal year ended June 30, 2005. All share and per share information included in this press release has been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend declared by the Company on April 20, 2005 and distributed on June 1, 2005.

FINANCIAL RESULTS

Three Months Ending June 30, 2005

Net sales for the fourth quarter totaled a record $249.6 million, up 21 percent over the $206.4 million achieved in the fourth quarter a year ago. Current quarter revenues include approximately $9.4 million of incremental revenues contributed by Profile Therapeutics plc (“Profile”), which the Company acquired on July 1, 2004. Changes in foreign currency exchange rates had less than a 1 percent impact on revenues during the current year’s fourth quarter.

Domestic revenues increased 14 percent from $155.3 million in the fourth quarter a year ago to $177.8 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of 18 percent in domestic sleep therapy products. The Company also posted a $1.7 million increase, or a 68 percent gain in sales of sleep diagnostic products. This increase was led by the successful introduction last quarter of the Alice® 5 Sleep Diagnostic System. Additionally, the Company’s Children’s Medical Ventures revenues increased by $1.6 million, or 13 percent, versus the prior year. In the domestic Hospital Division, revenues increased by 6 percent versus the prior year. As previously disclosed, the Company initiated a change in the third quarter of fiscal year 2005 related to the distribution of its BiPAP® Vision® Non-invasive Ventilation system for hospital applications. During the third and fourth quarters of fiscal year 2005 the Company has been transitioning from distributor-based sales to a direct-sales model for this product line. This transition is now complete, and effective July 1, 2005 the Company began selling the Vision® ventilator directly to its domestic hospital customers.

International revenues totaled $71.8 million for the fourth quarter, a 41 percent increase compared to the $51.1 million reported a year ago. International growth was driven by 32 percent growth in sleep therapy and strong performance in the Company’s home ventilation product line, which increased 39 percent versus the prior year. International hospital revenues increased by 50 percent year-over-year, including $4.5 million, or 56 percent growth in hospital ventilation sales. The Company’s investments in the international marketplace in the form of both acquisitions and the addition of local sales and marketing personnel in key markets has resulted in accelerated international growth. International revenues include approximately $6.6 million of incremental revenues generated by Profile in the international marketplace during the fourth quarter.

Net income for the current quarter was $24.7 million, or $0.34 per diluted share, including the restructuring and acquisition-related expenses described below totaling $1.8 million on a pre-tax basis or approximately $0.02 per share after tax. Net income for the prior year fourth quarter was $19.7 million, or $0.28 per diluted share, including restructuring and acquisition- related expenses totaling $2.2 million on a pre-tax basis or approximately $0.01 per share after tax. Excluding the impact of these charges, net income for the current quarter was $25.8 million, a 23 percent increase over the $21.0 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $0.36 for the current quarter compared to $0.29 reported a year ago, an increase of 21 percent. The improved earnings for the fourth quarter are primarily the result of sales and operating margin increases versus the prior year.

Restructuring and acquisition-related expenses incurred during the quarter ended June 30, 2005 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility as well as charges associated with recent business acquisitions. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

The Company also noted that it contributed $1.5 million to the Respironics Sleep and Respiratory Research Foundation (the “Foundation”) during the fourth quarter of 2005, compared to $1.3 million contributed during the prior year fourth quarter. The Foundation was formed for scientific, educational and charitable purposes and is used to promote awareness of and research into the medical consequences of sleep and respiratory problems. The contribution to the Foundation was funded by the Company’s positive operating results during the quarter.

Year Ending June 30, 2005

For the year ending June 30, 2005, net sales increased to $911.5 million, a 20 percent increase compared to $759.5 million from the prior year. Net income for the year ending June 30, 2005 was $84.4 million, or $1.17 per diluted share, including restructuring and acquisition-related expenses totaling $6.4 million on a pre-tax basis or approximately $0.05 per share after-tax. Excluding the impact of these charges, net income for the year ending June 30, 2005 was $88.3 million, a 23 percent increase over the $71.8 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $1.22 for the year ending June 30, 2005 compared to $1.02 reported a year ago.

COMMENTS FROM MANAGEMENT

Financial Results

“I am very pleased to once again be reporting record results for our fiscal year 2005 fourth quarter and full year,” stated John Miclot, President and Chief Executive Officer. “Fiscal year 2005 was marked by our continued successful leadership in the global obstructive sleep apnea marketplace, further acceptance and adoption of our ventilation therapies in various geographic markets as well as the emergence of Children’s Medical Ventures as a growth driver for the Company. Additionally, during fiscal year 2005, we made significant progress in fostering the development of new growth drivers for the business; including advanced respiratory drug delivery and the screening, diagnosing and treatment of other sleep disorders. This expansion of our reach into the sleep and respiratory markets has been enhanced with the acquisitions of Profile and Mini-Mitter Company, Inc. (“Mini-Mitter”), both completed during fiscal year 2005,” he noted.

“During the current quarter, we posted a strong 18 percent growth in domestic sleep therapy, completing a year where we achieved 19 percent growth over the prior year’s strong performance. Also during the fourth quarter and the year, we posted double digit growth in our global hospital business. This growth occurred during a period while we were transitioning to a direct distribution model for our flagship Vision® ventilation product in the domestic market. Our international business increase of 41 percent during the current quarter was led by our continued strength in the global sleep therapy markets and strong performance from both home and hospital ventilation. Our international opportunities continue to be a key focus of the Company, and through our strategic investments in this area, we have successfully increased our presence in the global marketplace,” he added.

The Company continued to strengthen its overall financial position with another strong quarter of cash generation. “The Company generated $34.2 million in cash from operations and increased its overall cash balance by $11.4 million during the quarter, after spending $12.4 million for business acquisitions. We also continued to achieve improvements in working capital management during the quarter. During fiscal year 2005, we increased our cash balances by over $42.0 million, after spending $63.2 million for business acquisitions including the $43.5 million acquisition of Profile and the $10.1 million acquisition of Mini-Mitter,” Mr. Miclot stated. “We will continue to search for and invest in opportunities to expand our presence in the sleep and respiratory markets through both internal development as well as acquisition,” he concluded.

Mr. Miclot added, “Our associates again have delivered an outstanding performance for fiscal year 2005, and I would like to recognize and thank them for all of their achievements. Our strategy is clear, and our organization is focused on executing this strategy and creating value for our shareholders by sensing and meeting the needs of the sleep and respiratory markets.”

Outlook

For fiscal year 2006, the Company is comfortable with earnings per share estimates of approximately $1.43 to $1.46. Revenue expectations for fiscal year 2006 are in the range of $1.035 billion to $1.060 billion. Earnings per share estimates for the quarter ending September 30, 2005 are in the range of $0.27 to $0.28.

This earnings per share outlook does not include the impact of the Company’s adoption of Financial Accounting Standards Board Statement Number 123 (Revised 2004) — “Share-Based Payment,” which requires the Company to expense costs related to share-based payments to employees beginning on July 1, 2005. During the 2006 fiscal year, the Company expects to incur approximately $13.5 million to $15.5 million of stock compensation expense on a pre-tax basis, or $0.12 to $0.13 per share after tax. The Company expects to incur $3.0 million to $3.5 million of stock compensation expense on a pre-tax basis, or $0.03 per share after tax during the first quarter of the 2006 fiscal year. The Company is in the process of finalizing the methods by which it will value and attribute stock compensation expense. The actual expenses recorded during the 2006 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees, changes in the Company’s stock price, and the valuation methods and assumptions used in determining the fair value of share-based payments.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in over 125 countries and employs more than 3,500 associates worldwide. Further information can be found on the Company’s Web site: http://www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES
Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Year ended
	6/30/05	6/30/04	6/30/05	6/30/04
Sales	$249,643	$206,442	$911,497	$759,550
Gross profit	137,894	110,903	498,282	402,925
Restructuring and acquisition-related expenses	1,786	2,167	6,415	10,942
Income before income taxes	39,197	31,943	135,719	105,234
Net income	24,686	19,674	84,356	65,020
Basic earnings per share	0.34	0.28	1.19	0.95
Diluted earnings per share	0.34	0.28	1.17	0.92
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses(1)	0.36	0.29	1.22	1.02
Basic shares outstanding	71,577	69,682	70,896	68,754
Diluted shares outstanding	72,553	71,525	72,255	70,619

(1)	- See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Year ended
	6/30/05	6/30/04	6/30/05	6/30/04
Domestic Homecare	$149,948	$128,987	$545,454	$471,645
Domestic Hospital	27,873	26,338	102,548	95,876
International	71,822	51,117	263,495	192,029

Total	$249,643	$206,442	$911,497	$759,550

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	6/30/05	6/30/04
Cash	$234,632	$192,446
Trade accounts receivable	153,479	140,634
Inventory	96,315	85,539
Other current assets	51,698	33,994

Total current assets	536,124	452,613
Property, plant and equipment (net)	127,376	111,057
Other assets, including goodwill	214,946	147,469

Total assets	$878,446	$711,139

Current liabilities	$201,127	$151,581
Long-term obligations	29,241	26,897
Other non-current liabilities	20,432	13,608
Shareholders’ equity	627,646	519,053

Total liabilities and shareholders’ equity	$878,446	$711,139

Reconciliation of Non-GAAP Financial Measures

(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Year ended
	6/30/05	6/30/04	6/30/05	6/30/04
GAAP net income	$24,686	$19,674	$84,356	$65,020
Restructuring and acquisition -related expenses, net of tax	1,126	1,357	3,987	6,777

Net income, excluding the impact of restructuring and acquisition-related expenses	$25,812	$21,031	$88,344	$71,797
Diluted shares outstanding	72,553	71,525	72,255	70,619
Diluted earnings per share, excluding the impact of restructuring and acquisition -related expenses	$0.36	$0.29	$1.22	$1.02

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Year ended
	6/30/05	6/30/04	6/30/05	6/30/04
Restructuring charges associated with facility changes	$631	$2,167	$3,804	$10,942
Acquisition-related integration expenses	1,155	0	2,611	0

Total	$1,786	$2,167	$6,415	$10,942

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidation) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.